Exhibit 10.3

[MCSI Logo]

March 22, 2006

Global Green Solutions Inc.
475 Howe St., Suite 420
Vancouver, BC V6C 2B3

Attention: Mr. Elden Schorn	By Hand

Dear Sirs:

Re: Corporate Finance Services

Further to our previous discussions, effective March 15, 2006 MCSI is to provide certain administrative and support services to Global Green Solutions Inc. ("Global Green" or the "Company") in the carrying out of its day-to-day business.

In particular, MCSI will:

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Provide an office for Mr. Schorn and for the Company's CFO at a cost of C $800 per month along with furniture, reception services, access to meeting rooms and the Internet. A separate agreement will be entered into as attached hereto.

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Provide advisory services in support of corporate initiatives for a fee of US $1,500 per month payable in advance plus reimbursement of reasonable disbursements (any expenses individually greater than $250 are to be pre-approved) plus GST. Additionally, MCSI Capital Corp. is to be granted options to purchase 200,000 common shares with the exercise price of $0.50 per share. The options shall vest upon as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement and 25% six months later.

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Provide administrative and support services as requested by Mr. Schorn which will be charged at our standard rates. Additionally, we are to be reimbursed for out-of-pocket expenses incurred for you or on you behalf such as long distance telephone charges, photocopier/fax charges, courier and postage.

We would be pleased to provide additional corporate finance services as required by you such as preparing a due diligence file for prospective investors, assisting in the development of the Company's business model

Global Green Solutions Inc.
March 22, 2006

with a view to developing a comprehensive financial plan, or assisting with the pricing, structuring and implementation of your financing(s). Our fees will be based on standard rates for that type of work in effect from time to time.

Either party may terminate this agreement by providing 30 days written notice to the other party.

If we may be of assistance in these or other matters, please advise.

Please sign this letter in the space provided and return one copy to us to signify your agreement with the terms of our engagement.

Yours truly,

MCSI Consulting Services Inc.

TRACY A. MOORE
 Tracy A. Moore
President

We agree with your understanding of the terms of your engagement as set out in this letter.

GLOBAL GREEN SOLUTIONS INC.

ELDEN SCHORN	APRIL 27, 2006
Elden Schorn, Director and CEO	Date